June 19, 1998



                            PERSONAL AND CONFIDENTIAL


Mr. Donald D. Davis
Senior Vice President-Employee Relations
CSX Transportation
500 Water Street
Jacksonville, FL 32202

Dear Don:

Thank you for the many courtesies during my recent visit to CSX and your letter of June 11, 1998.

I am most anxious to begin my employment with CSX and look forward to seeing you on Monday, June 22, 1998, to begin what I am confident will be a very challenging and rewarding experience with CSX.

This letter will confirm my understanding of your oral offer and your letter dated June 11, 1998. I understand that effective June 22, 1998, I shall join CSX as Executive Vice President of Operations. I understand that CSX is committing to and will be compensating me on an annual basis for 1998, 1999, and 2000 with a compensation package totaling $1,000,000 which includes base salary, annual bonus, and annual performance share awards as detailed below.

        ANNUAL BASE SALARY                  $300,000.00 paid yearly at the rate
                                            of $25,000.00 per month

        ANNUAL BONUS OPPORTUNITY            80% of annual earnings
                                            ($240,000.00);   may   be  increased
                                            by an  additional  25% if  CSX
                                            exceeds  its  annual  financial
                                            objectives.

                                            If  deferred,  at my option,  in CSX
                                            stock until  retirement/termination,
                                            a 25%  premium  will  be paid in the
                                            form  of CSX  stock  on any  portion
                                            deferred.

Donald D. Davis
June 19, 1998
Page 2



        ANNUAL PERFORMANCE AND              8,000 to 10,000 Shares of CSX
        SHARE AWARD                         stock to be awarded annually (actual
                                            award will depend on  stock price at
                                            time of award to produce annual
                                            compensation of $1,000,000.00)

        ANNUAL STOCK OPTION GRANT 20,000 Shares of CSX stock options to be awarded annually.

I also understand that other perquisites will include:

        Executive Automobile Program ($600.00 per month plus insurance) Mayo Clinic Annual Executive Physical Program Country Club Membership (initiation fees and annual dues at club of my choice) Executive Tax Preparation Program through my current provider CSX Hotel Discount Program (The Greenbrier and Grand Teton Lodge) Estate Planning Services through my current provider.

In addition to the above, as an employee of CSX, I understand that I will receive all other employment benefits and be eligible to participate in all employment benefit plans ordinarily and customarily provided for senior executives of CSX at a comparable level in the organization.

For purposes of my participation in the CSX Pension Plan, the three years of pension credit that I am entitled to receive pursuant to my Conrail Change of Control Agreement shall be credited to me.

If my employment is terminated by CSX at any time prior to January 1, 2001, CSX shall provide me with severance pay and continuation of employment benefits until January 1, 2001 at the same level of total annual compensation and employment benefits as I was receiving immediately prior to the termination of my employment.

Donald D. Davis
June 19, 1998
Page 3


If I have accurately summarized the employment terms being offered to me by CSX, please sign a copy of this letter and return it to me.

Very truly yours,


/s/RONALD J. CONWAY
-------------------
Ronald J. Conway



Understood and Agreed
by CSX Transportation


/s/DONALD D. DAVIS
------------------
Donald D. Davis
Senior Vice President-
Employee Relations
CSX Transportation